Calculation of Filing Fee Tables
S-3
EQUINIX INC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Shares, par value $0.001	457(o)	2,000,000,000		$ 2,000,000,000.00	0.0001531	$ 306,200.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 2,000,000,000.00		$ 306,200.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 306,200.00
Offering Note
[1]	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the "Securities Act"), the registrant initially deferred payment of all of the registration fee in respect of the base prospectus filed with, and forming a part of, the Registration Statement on Form S-3 (File No. 333-275203) which was filed on October 27, 2023 and subsequently amended by the post-effective amendment no. 1 filed on March 18, 2024. An indeterminate number of shares of common stock as shall have an aggregate initial offering price not to exceed $2,000,000,000 are being offered hereunder as may from time to time be issued at indeterminate prices. In addition, pursuant to Rule 416 of the Securities Act, the shares of common stock being offered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being offered hereunder as a result of stock splits, stock dividends or similar transactions.